Advanced Series Trust
For the fiscal period ended 12/31/11
File number 811-5186

                SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders


Shareholder Meeting Date:  September 19, 2011:

At a special meeting of shareholders held on September 19, 2011, shareholders of the Advanced Series Trust approved the following proposals:

1.	To approve a new subadvisory agreement by and among
Prudential Investments LLC, AST Investment Services, Inc.
and Bache Asset Management, Incorporated (formerly
Prudential Bache Asset Management, Incorporated), relating to AST Academic Strategies Asset Allocation Portfolio.

                    No. of Shares       % of Outstanding Shares
Affirmative       621,477,610.930           91.830%
Against            17,043,400.889            2.518%
Abstain            38,246,339.371            5.651%

2.	To approve a new subadvisory agreement by and among
Prudential Investments LLC, AST Investment Services, Inc.
and Jefferies Asset Management, LLC relating to AST Academic
Strategies Asset Allocation Portfolio.

                    No. of Shares       % of Outstanding Shares
Affirmative       618,315,091.213             91.362%
Against            20,115,894.417              2.973%
Abstain            38,336,365.560              5.664%